EXHIBIT 3.3

                                STATE OF DELAWARE

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                       INNOVATIVE CARD TECHNOLOGIES, INC.

o FIRST: In a Joint Written Consent by the Board of Directors and the holders of a majority of the stock entitled to vote of Innovative Card Technologies, Inc. (the "Corporation"), resolutions were duly adopted authorizing the Corporation to increase the number of shares that it shall have authority to issue. The resolution setting forth the proposed amendment is as follows:

           NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority of section 242 of the General Corporation Law of the State of Delaware, the original Certificate of Incorporation of this Corporation shall be amended at Article numbered "FOURTH" to read as follows:

                  "This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of capital stock that this Corporation is authorized to issue is 55,000,000 shares, of which 50,000,000 shares shall be Common Stock, par value $0.001 per share, and 5,000,000 shares shall be Preferred Stock, par value $0.001 per share. The powers, designations, preferences and relative, participating, optional and other rights of the Preferred Stock shall be provided for in a resolution or resolutions adopted by the Board of Directors and set forth in a certificate of designations execute, acknowledged and filed as provided in Section 151(g) of the GCL, amending this Article FOURTH."

o SECOND: That, acting by Written Consent in lieu of a meeting, the holders of at least a majority of said Corporation's outstanding shares of capital stock consented to the foregoing amendment in accordance with Section 228 of the Delaware General Corporation Law and written notice of such action has been given as provided in Section 228.

o THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

o FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

           IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be signed by a duly authorized officer as of this 12th day of August 2004.

                                   By:/s/ Alan Finkelstein
                                     -----------------------------------------
                                     Alan Finklelstein, President